EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of ProPhase Labs, Inc.:

We consent to the incorporation by reference in the Registration Statements of ProPhase Labs, Inc. and Subsidiaries on Forms S-8 (No. 333-73456, No. 333-61313, No. 333-10059, No. 333-14687, No. 333-26589, 333-132770 and 333-169697), Form SB-2 (No. 333-31241) and Forms S-3 (No. 333-86976, 333-104148 and 333-119748) of our report dated March 6, 2012, on our audits of the consolidated financial statements of Prophase Labs, Inc. and Subsidiaries as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011, to be filed on or about March 6, 2012.

/s/ EISNERAMPER LLP

Edison, New Jersey

March 6, 2012